EXPLANATORY NOTE

This Post-Qualification Offering Circular Amendment No.2 amends the offering circular of Myomo, Inc. as qualified on March 10, 2017, as further amended and supplemented from time to time (the “offering circular”), to update information contained in the offering circular.

Post-Qualification Offering Circular

Amendment No.2

File No. 024-10662

An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the United States Securities and Exchange Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular (Subject to Completion)	Dated June 8, 2017

2,000,000 Shares of Common Stock

This is the initial public offering of securities of Myomo, Inc., a Delaware corporation (the “Company,” “we,” “our” and “us”). We are offering 2,000,000 shares of our common stock, par value $0.0001 (“Common Stock”), at an offering price of $7.50 per share (the “Shares”) for an offering amount of $15,000,000 (the “Offering”). The Offering will terminate at the earlier of: (1) the date at which $15,000,000 of Shares has been sold, (2) the date which is one year after this Offering being qualified by the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”), or (3) the date on which this Offering is earlier terminated by the Company in its sole discretion (the “Termination Date”). This Offering is being conducted on a “best efforts” basis without any minimum offering amount pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended (the “Securities Act”), for Tier 2 offerings. The Company may undertake one or more closings on a rolling basis; however, it intends to complete one closing. Until we complete a closing, the proceeds for the Offering will be kept in an escrow account, except with respect to those investors using a BANQ online brokerage account. At a closing, the proceeds will be distributed to the Company and the associated Shares will be issued to the investors in such Shares. If there are no closings or if funds remain in the escrow account upon termination of this Offering without any corresponding closing, the investments for this Offering will be promptly returned to investors, without deduction and generally without interest. Wilmington Trust, N.A. will serve as the escrow agent. There is no minimum purchase requirement for an investor.

TriPoint Global Equities, LLC has agreed to act as our exclusive, lead managing selling agent (the “Selling Agent”) to offer the Shares to prospective investors on a “best efforts” basis. In addition, the Selling Agent may engage one or more sub selling agents or selected dealers. The Selling Agent is not purchasing the Shares, and is not required to sell any specific number or dollar amount of the Shares in the Offering.

Additionally, effective July 20, 2016, we entered into an agreement with WhoYouKnow LLC, a California limited liability company, d/b/a CrowdfundX (“Consultant”), whereby the Consultant agreed to assist in the planning, public relations and promotion of this Offering, utilizing the BANQ website, which is provided by the Selling Agent, as an offering platform.

We expect to commence the offer and sale of the Shares as of the date on which the offering statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the SEC. Prior to this Offering, there has been no public market for our Common Stock. We have applied to list our Common Stock on the NYSE MKT LLC (“NYSE MKT”) under the symbol “MYO.” We expect our Common Stock to begin trading on the NYSE MKT upon consummation of the Offering. In connection with our application, on December 20, 2016, we consummated a reverse stock split of our capital stock at a ratio of 1-for-16 such that each stockholder now holds one share of capital stock for each sixteen shares of capital stock held prior to the reverse stock split.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, we have elected to take advantage of certain reduced reporting requirements for this Offering Circular and future filings after this Offering. See “Risk Factors” and “Offering Circular Summary – Implications of Being an “Emerging Growth Company”. “This Offering Circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II (a)(1)(ii) of Form 1-A.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 5 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

	Price to Public		Selling Agent Commissions (1)	Proceeds to Issuer (2)
Per Share	$7.50		$0.5626	$6.9374
Maximum Offering Amount	$15,000,000	(3)	$1,125,000	$13,325,000

(1)	We have agreed to reimburse certain expenses to our Selling Agent. Please refer to the section entitled “Plan of Distribution” in this Offering Circular for additional information regarding total Selling Agent compensation.

(2)	We estimate that our total expenses for the Offering will be approximately $550,000 along with selling agent commissions of $1,125,000, assuming the maximum offering amount is sold.

(3)	The Company and the Selling Agent intend to sell Shares for aggregate gross proceeds equal to $15,000,000.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this Offering Circular is ___________, 2017.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Recent Developments

Additional Line of Credit

On June 8, 2017, we entered into a binding commitment letter with Paul Gudonis, our President, Chief Executive Officer and Director, pursuant to which Mr. Gudonis committed irrevocably to establish an up to $1,000,000 revolving line of credit for the Company. This commitment is subject to (i) the preparation, execution and delivery of definitive loan documentation in customary form, including note(s) incorporating substantially the terms and conditions set forth in the accompanying term sheet; and (ii) the closing of this Offering and the Company listing its common stock on the NYSE MKT exchange, by July 31, 2017. The line of credit will bear an interest rate of 10% of per annum and will terminate upon the earlier of (i) December 31, 2018; and (ii) the Company entering into a debt or loan facility with a bank or non-bank lender in the aggregate amount of not less than the greater of (A) $500,000 and (B) the then outstanding principal and interest under the facility.

Liquidity and Capital Resources

Availability of Additional Funds

On June 8, 2017, we entered into a binding commitment letter with Paul Gudonis, our President, Chief Executive Officer and Director, pursuant to which Mr. Gudonis committed irrevocably to establish an up to $1,000,000 revolving line of credit for the Company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Recent Developments” for additional information.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Additional Line of Credit

On June 8, 2017, we entered into a binding commitment letter with Paul Gudonis, our President, Chief Executive Officer and Director, pursuant to which Mr. Gudonis committed irrevocably to establish an up to $1,000,000 revolving line of credit for the Company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Recent Developments” for additional information.

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PART III—EXHIBITS

Index to Exhibits

Exhibit No.	Exhibit Description

1.1	Selling Agency Agreement+
2.1	Seventh Amended and Restated Certificate of Incorporation+
2.2	Bylaws+
2.3	Amended and Restated Certificate of Incorporation (to be effective upon the closing of this Offering)+
2.4	Amended and Restated Bylaws (to be effective upon the closing of this Offering)+
3.1	Form of Selling Agent Warrant+
3.2	Form of Warrant issued in connection with MLSC 10% Promissory Notes+
3.3	Form of Warrant issued in connection with 8% Convertible Promissory Notes, dated December 2015+
3.4	Form of Warrant issued in connection with 8% Bridge Convertible Promissory Notes, dated June 2016+
4.1	Form of Subscription Agreement+
4.2	Form of Subscription Agreement for BANQ subscribers+
6.1	2004 Stock Option and Incentive Plan and form of award agreements+
6.2	2014 Stock Option and Grant Plan and form of award agreements+
6.3	2016 Equity Incentive Plan (to be effective upon closing of this Offering) and form of award agreements+
6.4	Form of MLSC 10% Promissory Notes+
6.5	Form of 8% Convertible Promissory Notes, dated December 2015+
6.6	Form of 10% Convertible Promissory Notes, as amended in September 2015+
6.7	Form of 8% Bridge Convertible Promissory Notes, dated June 2016+
6.8	Employment Letter, dated August 22, 2012, between the Company and Steve Kelly+
6.9	Employment Letter, dated August 22, 2012, between the Company and Paul Gudonis+
6.10	Employment Letter, dated October 2, 2013, between the Company and Jonathan Naft+
6.11	Amendment to Employment Letter, dated June 7, 2015, between the Company and Paul Gudonis+
6.12	Amendment to Employment Letter, dated June 8, 2015, between the Company and Steve Kelly+
6.13	Compensation Letter, dated January 21, 2016, between the Company and Ralph Goldwasser+
6.14	Amendment to Compensation Letter, dated January 20, 2016, between the Company and Jonathan Naft+
6.15	Amendment to Employment Letter, dated January 21, 2016, between the Company and Davie Mendelsohn+
6.16	Management Incentive Plan+
6.17	Form of Management Incentive Plan Letter between the Company and the Executive Officer+
6.18	License Agreement between the Company and the Massachusetts Institute of Technology, dated October 30, 2006+
6.19	First Amendment to the License Agreement between the Company and the Massachusetts Institute of Technology, dated May 5, 2010+
6.20	GRE Fabrication Agreement, effective as of September 1, 2012+
6.21	Form of Indemnification Agreement+
6.22	Waiver to License Agreement between the Company and the Massachusetts Institute of Technology, dated November 15, 2016+
6.23	Supply and Distribution Agreement between the Company and Ottobock (1)+
6.24	Employment Agreement between the Company and Paul R. Gudonis, dated December 23, 2016+
6.25	Employment Agreement between the Company and Jonathan Naft, dated December 23, 2016+
6.26	Employment Agreement between the Company and Davie Mendelsohn, dated December 23, 2016+
6.27	Employment Agreement between the Company and Ralph Goldwasser, dated December 23, 2016+
6.28	Reseller Agreement with Össur Americas Inc., dated January 21, 2015 (1)+
6.29	Letter for Renewal of Reseller Agreement from Össur Americas Inc., dated December 28, 2015 (1)+
6.30	Letter of Commitment between the Company and Paul R. Gudonis, dated June 8, 2017*
8.1	Escrow Agreement with Wilmington Trust, N.A., dated January 27, 2017+
11.1	Consent of Marcum LLP+
11.2	Consent of Duane Morris LLP (included in Exhibit 12.1)+
12.1	Opinion of Duane Morris LLP+
13.1	“Testing the waters” materials+
15.1	Correspondence by or on behalf of the Company previously submitted pursuant to Rule 252(d).+

* Filed herewith.

** To be filed by amendment.

+ Previously filed.

(1) Portions of this exhibit containing confidential information have been omitted pursuant to a request for confidential treatment filed with the Commission pursuant to Rule 406 under the Securities Act. Confidential information has been omitted from the exhibit in places marked “[*]”and has been filed separately with the Commission.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on June 8, 2017.

MYOMO, INC.

By:	/s/ Paul R. Gudonis
Name:	Paul R. Gudonis
Title:	Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul R. Gudonis and Ralph A. Goldwasser, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form 1-A offering statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Paul R. Gudonis		Dated: June 8, 2017
Name:	Paul R. Gudonis
Title:	Chairman, Chief Executive Officer and President (Principal Executive Officer)

/s/ Ralph A. Goldwasser		Dated: June 8, 2017
Name:	Ralph A. Goldwasser
Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Thomas A. Crowley, Jr.		Dated: June 8, 2017
Name:	Thomas A. Crowley, Jr.
Title:	Director

/s/ Thomas F. Kirk		Dated: June 8, 2017
Name:	Thomas F. Kirk
Title:	Director

/s/ Amy Knapp		Dated: June 8, 2017
Name:	Amy Knapp
Title:	Director

/s/ Steve Sanghi		Dated: June 8, 2017
Name:	Steve Sanghi
Title:	Director

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